                                                                    Exhibit 10.9


                                     1999
                                     ----
                             Prudential Long-Term
                             --------------------
                             Performance Unit Plan
                             ---------------------



                                 November 1999

 The Compensation Committee may, in its sole discretion, at any time and from time to time amend, modify, suspend or terminate this Plan, in whole or in part, without notice to or consent of any Participant or employee.

                               Table of Contents
                               -----------------

 . I.        Program Concept

 . II.       Eligibility

 . III.      Granting of Performance Units

 . IV.       Performance Measurement

 . V.        Final Valuation and Payment

 . VI.       Termination of Employment

 . VII.      Plan Funding

 . VIII.     Plan Administration

 . IX.       Revocation, Amendment, and Termination

 . X.        Limitation on Liability

 . XI.       No Contract of Employment

 . XII.      No Right to Participate

 . XIII.     No Limitations on Corporate Actions

 . XIV.      Facilitation of Payments

 . XV.       Addresses; Missing Recipients

 . XVI.      Taxes

 . XVII.     Successors

 . XVIII.    Captions

 . XIX.      Third Parties

 . XX.       Non-Alienation Provision

Appendix A - Illustration of 1999 Funding Potential

I.   Program Concept
--------------------

The 1999 Prudential Long-Term Performance Unit Plan ("the Plan") has been developed to recognize and reward the contributions that Participants will make towards The Prudential Insurance Company of America's ("Prudential" or "the Company") long-term growth and success.

The Long-Term Performance Unit Plan is one of the four elements of Total Compensation applicable to designated Executives in Prudential. The other elements are: Base Salary, Annual Incentive Award, and Benefits/Perquisites. The Long-Term Incentive Award is designed to focus attention on the importance of sustained company performance over a period of years as well as to assist in the retention of eligible employees.

II.  Eligibility
----------------

Employees at the Department Vice President or equivalent level and above are eligible to participate in this Plan ("Participants"). In addition, the Compensation Committee retains the discretion to add certain individuals below the rank of Department Vice President as Participants under the Plan, provided the Committee determines (i) that such individuals are included in a select group of management or highly compensated employees of the Company and (ii) that making such individuals Participants under the Plan is in the best interests of the Company.

III. Granting of Performance Units
----------------------------------

Participants will be eligible for an annual grant of Performance Units. The decision to grant Performance Units and the number of Performance Units granted to Plan Participants will be at the discretion of the Compensation Committee. However, significant emphasis will be given to the individual's performance, market considerations, internal guidelines and the number of Performance Units available for grant in arriving at the number to be granted, if any.

The 1999 Performance Unit grants will be valued based upon Company performance from January 1, 1999 through December 31, 2001 (the "performance period"). There are, in total, 100,000 Performance Units available for grant in the 1999 Plan. Each Performance Unit will be valued at 1/100,000th of the amount allocated to the Plan at the end of the performance period.

A limited number of Performance Units are normally held in reserve to accommodate new hires and promotions during the year as well as other special circumstances. The number of Performance Units granted to new hires and those receiving promotions during 1999 shall be at the discretion of the Compensation Committee.

IV. Performance Measurement
---------------------------

The value of the Performance Units at the end of the performance period will be determined by two principal performance measurements: 1) Cumulative Operating Earnings; and 2) Cumulative Operating Margin achieved over the three year performance period.

Operating Earnings is defined as Income Before Tax, Capital Gains, Remediation Expenses, Restructuring Reserves, Market Standards and Demutualization Expenses. Capital Gains are net of the Loss Recognition Reserve and the Deferred Acquisition Cost (DAC) Amortization for Capital Gains, Operating Margin is Operating Earnings as defined, divided by Revenue, as defined, for the same period, expressed as a percentage. Revenue is defined as all items in the Revenue section of a GAAP income statement, including but not limited to Premiums, Policy Charges and Fees, Net Investment Income and Other Revenue, but excluding Realized Gains or Losses. The planned Cumulative Operating Earnings is $7.951 billion and the planned Cumulative Operating Margin is 9.55%. In the event of a subsequent change in accounting methodology or significant acquisition or divestiture, the above will be reviewed and amended as appropriate.

The value of the Performance Units at the end of the performance period depends on the amount allocated to the Plan. When threshold performance is achieved, $39 million will be allocated to the Plan. Threshold performance is achievement of 75% of planned Cumulative Operating Earnings amount, or $5.963 billion. If threshold performance is not achieved, allocation to the Plan will not be made. For any additional Cumulative Operating Earnings above the threshold, 1.96% of the incremental amount will be allocated to the Plan (the Basic Allocation
Rate). When Cumulative Operating Earnings exceeds the planned amount, or $7.951 billion, an additional 1.28% of the amount in excess of the planned amount will be allocated to the Plan (the Premium Allocation Rate). The amount allocated to the Plan as a result of Cumulative Operating Earnings is not subject to any cap or maximum.

The allocation fomulae described above (i.e., the 1.96% or 1.28%) will be increased by 0.128% for every 10% improvement in Cumulative Operating Margin over the planned Cumulative Operating Margin. Partial percentage increases will be prorated. The maximum increase is 0.64%, which corresponds to a 50% improvement in Cumulative Operating Margin over plan. This increase in the allocation rate(s) is called the Operating Margin Adjustment Factor. No negative adjustment will be made if the planned Cumulative Operating Margin is not achieved. The Operating Margin Adjustment Factor will only have a positive impact on the total amount allocated to the Plan.

To ensure that other critical performance factors are also given consideration and reflected in the final Plan allocation, the Compensation Committee may, under normal circumstances, adjust the total amount allocated to the Plan by up to plus or minus 15%. When considering this adjustment, the Compensation Committee, will take into account such financial and non-financial factors as change in market share, expansion of new distribution channels, overall changes in financial rating, reputation of management, customer satisfaction, employee satisfaction and change in most admired company status. In the event of circumstances that the Compensation Committee deems extraordinary, the Compensation Committee reserves the right to make any additional adjustment to the total amount allocated.

The following are three illustrations of how the amount allocated can potentially be impacted by Cumulative Operating Earnings and Cumulative Operating Margin. For purposes of the illustrations the calculated amounts have been rounded. For a summary of the funding potential, refer to Appendix A of this document.

Example 1:
----------
Cumulative Operating Earnings Achieved = $8.743 billion or $2.78 billion above threshold
Cumulative Operating Margin Achieved = 10.5% or 10% above plan


Threshold Allocation Amount                                            $39 million
Basic Allocation Rate Amount   ($8.743b - $5.96b) X (1.96% + 0.128%)   $58 million
Premium Allocation Rate Amount ($8.743b - $7.95b) X (1.28% + 0.128%)   $11 million
                                                                      ------------
Total Amount allocated                                                $108 million
                                                                      ============

Example 2:
----------
Cumulative Operating Earnings Achieved = $8.743 billion or $2.78 billion above threshold
Cumulative Operating Margin Achieved = 8.595% or 10% below plan


Threshold Allocation Amount                                            $39 million
Basic Allocation Rate Amount   ($8.743b - $5.96b) X 1.96%              $55 million
Premium Allocation Rate Amount ($8.743b - $7.95b) X 1.28%              $10 million
                                                                      ------------
Total Amount allocated                                                $104 million
                                                                      ============

Example 3:
----------
Cumulative Operating Earnings Achieved = $7.95 billion or $1.99 billion above threshold
Cumulative Operating Margin Achieved = 11.46% or 20% above plan


Threshold Allocation Amount                                            $39 million
Basic Allocation Rate Amount   ($7.95b - $5.96b) X (1.96% + 0.256%)    $44 million
Premium Allocation Rate Amount ($7.95b - $7.95b) X (1.28% + 0.256%)     $0 million
                                                                       -----------
Total Amount allocated                                                 $83 million
                                                                       ===========

V.  Final Valuation and Payment
-------------------------------

At the close of the performance period, the amount allocated to the Plan pursuant to the allocation formulae will be calculated and presented to the Compensation Committee for review and possible adjustment. When the final amount to be allocated is approved by the Compensation Committee, Corporate Compensation will compute the individual payment for each Participant based on the number of Performance Units granted to the Participant. When the amount to be paid each Participant under the Plan is computed, the Company will pay such amounts in a single sum to Participants who are on the active payroll on the date of payment. At the option of the Company or an affiliate, up to one-half of the amount payable may be paid in equivalent number publicly traded Common Shares of the Company if they are available and legally permissible at that time. Any 1999 Performance Unit not granted or any Performance Unit canceled under the circumstances described below, and not re-granted to other Participants, shall not be paid to any Participant and any Plan allocation not paid to the Participants shall revert to the Company.

Payments made under this Plan will not be taken into account in determining benefits or contribution amounts under any employee benefit plan of the Company or any of is affiliates.

VI. Termination of Employment
-----------------------------

If employment is terminated prior to the payment of the Performance Units, treatment of the Performance Units will be as follows.

A.  Discharge, Voluntary Termination, or Competing Business - If, prior to the
    -------------------------------------------------------
    payment of the Performance Units, the Participant is separated from employment for cause, as determined by the Compensation Committee, or the Participant engages in any business that is directly or indirectly competitive with or detrimental to the interests of Prudential as determined by the Compensation Committee, or if, before the end of the performance period, the Participant resigns or otherwise terminates employment under circumstances not described in Section VI B-E below, the Participant's Performance Units shall be canceled and the Participant shall receive no payment under this Plan. Canceled Performance Units may be granted to other Participants.

B.  Retirement - Subject to compliance with the conditions outlined below, if
    ----------
    during the performance period, a Participant separates from employment by reason of retirement upon or after qualifying to retire (whether at early or normal retirement) under the terms and conditions of any pension plan sponsored by the Company or an affiliate in which the Participant participates, the number of Performance Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the performance period during which the Participant was an active employee and the denominator of which is the number of months in the performance period (36). A partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month. The resulting reduced number of Performance Units shall be considered vested and payment made to the Participant following the final valuation of the Plan as described in Section V, provided that the Company reserves the right to cancel such Performance Units if the Participant, prior to the end of the applicable performance period, (i) performs any services, whether as an employee, officer, director, agent, independent contractor, partner or otherwise, for a competitor of the Company or any of its affiliates without the consent of the Administrator, as defined below, or (ii) takes any other action, including, but not limited to, interfering with the relationship between the Company or any of its affiliates and any of its employees, clients or agents, which is intended to damage or does damage to the business or reputation of the Company.

    The portion of any Performance Units reduced pursuant to the first sentence of this section (and therefore not payable to a Participant under any circumstances) shall be canceled and shall not be payable. In addition, if a Participant fails to comply with the conditions of payment, the pro-rated Performance Units shall also be canceled and shall not be payable.

C.  Death - If a Participant dies during the performance period, the number of
    -----
    Performance Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the performance period during which the Participant was an active employee and the denominator of which is the number of months in the performance period
    (36). A partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month. The resulting reduced number of Performance Units shall be considered vested and payment made to the Participant's estate following the final valuation of the Plan as described in Section V. If the Performance Units are reduced pursuant to this paragraph, the portion of the Performance Units eliminated shall be canceled and shall not be payable.

    Disability - If, prior to the payment of the Performance Units, a
    ----------
    Participant's employment is terminated as a result of the Participant's inability to perform the basic requirement of his or her position due to physical or mental incapacity and after the Participant's short-term disability benefits have expired under the terms of The Prudential Welfare Benefits plan, the number of Performance Units granted to the Participant will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the performance period during which the Participant was an active employee and the denominator of which is the number of months in the performance period (36). The period of time that the employee was on Short Term Disability shall be counted as active employment. A partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month. The resulting reduced number of Performance Units shall be considered vested and payment made to the Participant following the final valuation of the Plan as described in Section V. If the Performance Units are reduced pursuant to this paragraph, the portion of the Performance Units eliminated shall be canceled and shall not be payable.

E.  Involuntary Termination of Employment - If a Participant's employment is
    -------------------------------------
    terminated prior to the payment of the Performance Units by reason of involuntary termination of employment for reasons other than those described in Section VI A-D above, the Performance Units granted will be canceled and the Participant shall receive no payment from the Plan. The Compensation Committee may, in its discretion, award a partial payment to such Participant which is not paid from Plan allocations. This payment will be based on the number of full months in the performance period that the Participant was an active employee and on the progress towards the cumulative performance measures in Section IV as of the Participant's termination of employment. In no event is a Participant who terminates from employment for reasons described in this paragraph to receive a payment greater than that computed had the planned Cumulative Operating Earnings amount been met, even if actual Cumulative Operating Earnings and/or actual Cumulative Operating Margin exceeds the planned amount.

VII. Plan Funding
-----------------

The Plan shall at all times be unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or an affiliate for payment of any benefits under the Plan. The right of a Participant to receive payment under the Plan shall be an unsecured claim against the general assets of the Company or an affiliate, and neither the Participant nor any other person shall have any rights in or against any specific assets of the Company or an affiliate. The Company and any affiliate may establish a reserve of assets to provide funds for payments under the Plan.

VIII. Plan Administration
-------------------------

The Compensation Committee shall be the administrator of the Plan. With respect to its authority to award or cancel payments under the Plan to Participants whose employment is terminated, its authority to grant Performance Units to eligible new or promoted employees below the Senior Vice President level, and with regard to the participation in the Plan of persons who are below the level of Senior Vice President, the Plan shall be administered by the Prudential Executive Vice President, Human Resources or, to the extent that the Prudential Executive Vice President, Human Resources deems appropriate, to the Vice President, Total Compensation. The Compensation Committee, the Prudential Executive Vice President, Human Resources or the Vice President, Total Compensation, as applicable, shall be referred to as the Administrator. The Administrator shall administer the Plan in accordance with its terms and shall have the discretion and authority necessary in the administration of the Plan, including the authority to interpret the Plan, to make factual determinations under the Plan and to determine Plan payments and allocations. The Administrator shall have the discretion and authority to adopt and revise rules and procedures relating to the Plan, to correct any defect or omission or reconcile any inconsistency in this Plan or any payment hereunder, and to make any other determinations that it believes necessary or advisable in the administration of the Plan. Determinations and decisions by the Administrator shall be final and binding on all employees, Participants and all other persons.

IX. Revocation, Amendment, and Termination
------------------------------------------

The Compensation Committee may, in its sole discretion, at any time and from time to time amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any Participant or employee. This Plan may be amended or terminated by resolution of the Compensation Committee and by execution of a written instrument by a duly authorized officer of the Company.

X. Limitation On Liability
--------------------------

The liability of the Company or any affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, an affiliate or the Compensation Committee not expressly set forth in the Plan.

XI. No Contract of Employment
-----------------------------

The existence of this Plan, as in effect at any time or from time to time, or any grant of Performance Units under the Plan shall not be deemed to constitute a contract of employment between Prudential, or an affiliate, and any employee or Participant, nor shall it constitute a right to remain in the employ of Prudential or an affiliate. Employment with Prudential or an affiliate is employment-at-will and either party may terminate the Participant's employment at any time, for any reason, with or without cause or notice.

XII. No Right to Participate
----------------------------

Except as provided in Sections II and III, no Participant or other employee shall at any time have a right to be selected for participation in the Plan, despite having previously participated in an incentive or bonus plan of the Company or an affiliate.

XIII. No Limitations on Corporate Actions
-----------------------------------------

Nothing contained in this Plan shall be construed to prevent the Company, or any affiliate, from taking any corporate action which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any awards made under this Plan. No employee, beneficiary, or other person, shall have any claim against the Company, or any of its affiliates, as a result of any such action.

XVI. Facilitation of Payments
-----------------------------

Notwithstanding anything else in this Plan to the contrary, in the event that a payment is due to an employee, or former employee (or beneficiary thereof), under this Plan and the recipient is a minor, mentally incompetent, or otherwise incapacitated, such payment shall be made to the recipient's legal representative, or guardian. If there is no such legal representative, or guardian, Prudential, in its sole discretion, may direct that payment be made to any person Prudential, in its sole discretion, believes, by reason of a family relationship, or otherwise, will apply. Upon such payment, for the benefit of the recipient, the Company and each of its affiliates shall be fully discharged of all obligations therefor.

XV. Addresses; Missing Recipients
---------------------------------

A recipient of any payment under this Plan who is not a current employee of the Company, or an affiliate, shall have the obligation to inform the Company of his or her current address, or other location to which payments are to be sent. Neither the Company nor any affiliate shall have any liability to such recipient, or any other person, for any failure of such recipient, or person, to receive any payment if it sends such payment to the address provided by such recipient by first class mail, postage paid, or other comparable delivery method. Notwithstanding anything else in this Plan to the contrary, if a recipient of any payment cannot be located within 120 days following the date on which such payment is due after reasonable efforts by the Company or an affiliate, such payments and all future payments owing to such recipient shall be forfeited without notice to such recipient. If, within two years (or such longer period as Prudential, in its sole discretion, may determine), after the date as of which payment was forfeited (or, if later, is first due), the recipient, by written notice to the Company, requests that such payment and all future payments owing to such recipient be reinstated and provides satisfactory proof of their identity, such payments shall be promptly reinstated. To the extent the due date of any reinstated payment occurred prior to such reinstatement, such payment shall be made to the recipient (without any interest from its original due date) within 90 days after such reinstatement.

XVI. Taxes
----------

The Company or an affiliate shall have the right to deduct from all payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

XVII. Successors
----------------

All obligations of the Company and any affiliate under the Plan shall be binding upon and inure to the benefit of any successor to the Company or such affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, demutualization or otherwise.

XVIII. Captions
---------------

The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

XIX. Third Parties
------------------

Nothing expressed or implied in this Plan is intended or may be construed to give any person other than eligible Participants any rights or remedies under this Plan.

XX. Non-Alienation Provision
----------------------------

Subject to the provisions of applicable law, no interest of any person or entity in any long term incentive award, or right to receive any long term incentive award or any distribution or other benefit under the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest in any long term incentive award, or right to receive any long term incentive award or any distribution or any benefit under the Plan be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including (but not limited to) claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

Appendix A

Illustration of 1999 Funding Potential at $7.951B of Operating Earnings & Target
--------------------------------------------------------------------------------
of $78M
-------

                                                              [CHART]

                                                     Plan             Plan              Plan              Plan             Plan
   Results                        At Plan         Operating         Operating         Operating         Operating        Operating
    Above                        Operating         Margin +          Margin +          Margin +          Margin +          Margin +
  Threshold         %              Margin            10%                20%               30%                40%             50%
($ billions)      of Plan      ($ millions)      ($ millions)      ($ millions)      ($ millions)      ($ millions)     ($ millions)
------------------------------------------------------------------------------------------------------------------------------------
   $0.00            75%             $39              $39               $39                $39              $39              $39
   $0.40            80%             $47              $47               $48                $48              $49              $49
   $0.80            85%             $55              $56               $57                $58              $59              $60
   $1.19            90%             $62              $64               $65                $67              $68              $70
   $1.59            95%             $70              $72               $74                $76              $78              $80
   $1.99           100%             $78              $81               $83                $86              $88              $91
   $2.78           110%            $104             $108              $113               $117             $122             $127
   $3.58           120%            $129             $136              $143               $149             $156             $163
   $4.37           130%            $155             $164              $173               $181             $190             $198
   $5.17           140%            $181             $192              $202               $213             $224             $234
   $5.96           150%            $207             $219              $232               $245             $258             $270
   $6.76           160%            $233             $247              $262               $277             $292             $306
   $7.55           170%            $258             $275              $292               $309             $325             $342
   $8.35           180%            $284             $303              $322               $341             $359             $378
   $9.14           190%            $310             $331              $352               $372             $393             $414
   $9.94           200%            $336             $358              $381               $404             $427             $450

          Plan
       Oper. Earn.*                                           Plan*
       -----------                                          ---------
1999     $2,109             Plan Operating Earnings           $7,951
2000     $2,657             75% Threshold                     $5,963
2001     $3,185
       -----------
Total    $7,951             Basic Allocation Funding Rate      1.96%
       ===========          Premium Allocation Funding Rate    1.28%

          Plan
         Revenue*           Plan Operating Margin              9.55%
       -----------
1999    $25,486
2000    $27,706             Funding rates will increase .128% for every 10%
2001    $30,063             increase in Operating Margin above plan to a
       -----------          maximum of .64%.
Total   $83,255
       ===========

* in millions